Exhibit 10.2

SITEL CORPORATION

Summary of Robert Scott Moncrieff Compensation Arrangements

As of May 12, 2005

Mr. Scott Moncrieff serves as Executive Vice President of the company.  He has a written employment agreement.  The Compensation Committee and other independent directors consider the recommendations of the Chief Executive Officer and approve Mr. Scott Moncrieff’s base salary, bonus opportunity, other incentives if any, and equity compensation from time to time.

Base Salary:  Mr. Scott Moncrieff’s annual base salary since May 12, 2005 is 140,000£.

Bonus Opportunity:  For 2005, Mr. Scott Moncrieff is eligible to receive a bonus of up to 90% of his base salary pursuant to the company’s 2005 Management Incentive Plan (the 2005 MIP).  Mr. Scott Moncrieff’s bonus opportunity is based exclusively on the company achieving the 2005 EPS targets set by the Compensation Committee.  Mr. Scott Moncrieff would receive no bonus under the plan unless at least the low EPS target is achieved.  At the low EPS target, subject to the other general conditions of the plan, he would receive a bonus of 27% of his base salary.  For each additional specified increment in EPS achieved, his bonus would be increased by nine percentage points, up to the maximum bonus opportunity of 90% of his base salary.  This description of the bonus award is subject to the general conditions of the 2005 MIP, which includes for example provisions that participants must remain employed at the time the incentive is to be paid and that the calculated incentive may be reduced based upon a participant’s performance below expectations regarding their individual financial and/or non-financial performance objectives.

Equity Compensation:  Mr. Scott Moncrieff has options to purchase 100,000 shares of the company’s common stock, of which 35,000 shares may be purchased pursuant to the 1995 Employee Stock Option Plan, as amended (the 1995 Employee Plan) and 65,000 may be purchased pursuant to the 1999 Stock Incentive Plan, as amended (the Incentive Plan).  The Compensation Committee granted these options at various times over the years since Mr. Scott Moncrieff joined the company.  The options were granted at the fair market value of the company’s common stock on the date of grant and have a ten-year term.    Regarding the options for 35,000 shares granted under the 1995 Employee Plan, options for 5,000 shares have an exercise price of $4.78125 and have become fully exercisable and options for 30,000 shares have an exercise price of $3.50 per share (having been repriced in 1998) subject to a price threshold for exercisability.  The price threshold is an average closing price for the common stock of at least $9.00 over thirty consecutive trading days.  The 30,000 options become exercisable in any event as to all shares on May 12, 2006 and expire on November 11, 2006.  Regarding the options for 65,000 shares granted under the Incentive Plan, options for 10,000 shares have an exercise price of $6.65625 and have become fully exercisable, options for 10,000 shares have an exercise price of $2.65625 and become exercisable in five annual installments on each of January 11, 2002, 2003, 2004, 2005 and 2006, and options for 45,000 shares have an exercise price of $2.36 and become exercisable in five annual installments on each of January 2, 2005, 2006, 2007, 2008 and 2009.  All of the options are subject to earlier exercise or termination and the other terms and provisions of the applicable option agreement and the 1995 Employee Plan or Incentive Plan, as applicable.

Other:   Mr. Scott Moncrieff’s previously filed employment agreement contains other terms of his employment and compensation arrangements.